Exhibit 10.1
EXCHANGE AGREEMENT
     THIS EXCHANGE AGREEMENT (this “Agreement”) is made between Global Telecom & Technology, Inc. (the “Company”) and the undersigned holders (“Holders”) each of whom holds one of a series of the Company’s promissory notes due on April 30, 2008 (“2008 Notes”).
Recitals
A. The Holders have agreed to convert part of the amount due under the 2008 Notes and to exchange the remaining balance due, after such conversion, for new 10% Notes that will mature on December 31, 2010 (“2010 Notes”).
B. The Company and the Holders desire to set forth their understandings and agreements in connection with such conversion and exchange.
     NOW, THEREFORE, in consideration of the premises, the Company and the Holders agree as follows:
     1. Conversion. Subject to the further provisions hereof, each of the Holders agrees to convert not less than 30% of the principal and interest due under its 2008 Note into shares of the Company’s common stock at a price per share equal to 111% of the average closing price as reported on the OTCBB for the 10 Business Days prior to the closing. For purposes hereof, a “Business Day” shall mean any day other than a Saturday, a Sunday or any other day on which banking institutions in New York are permitted or required to be closed. Absent written notification from a Holder that the Holder will convert more than 30% of the amount due under its 2008 Note, such conversion will be effected for 30% of the amount due thereunder. Any such notice shall be provided within two business days of a Holder’s receipt of the notice from the Company under Section 3 hereof.
     2. Exchange. Upon the conversion set forth in Section 1 hereof, each Holder will exchange the remaining balance due under its 2008 Note for a 2010 Note. Such 2010 Note shall be in the form attached hereto as Exhibit A.
     3. Notice for Conversion and Exchange to Holders. The Company shall provide the Holders with written notice when, and if, the Company (i) has issued and sold for cash consideration not less than $1.7 million of the 2010 Notes and (ii) has obtained agreement from each of the holders of the 6% notes due on December 29, 2008 in the aggregate principal amount of $4,000,000 to extend the maturity date of such notes to December 31, 2010. The conversion and exchange as provided in Sections 1 and 2 shall be deemed effective as of the date of the notice. The Company shall issue and deliver a certificate for the shares issuable in respect of the aforesaid conversion and an original executed 2010 Note upon the Company’s receipt of the original 2008 Note from a Holder. Failure to deliver a 2008 Note shall in no event affect the conversion and exchange under this Agreement.

     4. Prepayment. The Company shall have the right to prepay in full any 2008 Note having a balance due of not more than $20,000 without having to make prepayment on any of the other 2008 Notes.
     5. Termination. This Agreement shall terminate and be of no further force and effect if the Company’s notification under Section 3 to the Holders is not provided on or before January 31, 2008.
     6. Entire Agreement. This Agreement, including the exhibit hereto, contains the complete agreement and understanding between the Company and the Holders with the respect to the transactions contemplated hereby and supersedes all prior agreements and understandings with respect to such transactions.
     7. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.
     IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date set forth opposite their signature.

Global Telecom & Technology, Inc.

By:

Kevin Welch, Chief Financial Officer

Date of Execution:
[Signatures of Holders Appear — Following Pages]

Signature Page for Holder of a 2008 Note

Print Name of Holder

Signature
Title

Date of Execution: